Exhibit (a)(1)(H)

MARCHEX AND EDENBROOK CAPITAL ANNOUNCE RESULTS OF TENDER OFFER FOR UP TO 10 MILLION SHARES OF CLASS B COMMON STOCK OF MARCHEX

SEATTLE—(BUSINESSWIRE)— October 8, 2020 – Marchex (NASDAQ: MCHX), a leading conversational analytics company that connects the voice of the customer to your business, announced today the results of joint and equal tender offer with Edenbrook Capital, LLC of up to 10 million shares of Marchex’s Class B common stock (the “Shares”) at $2.15 per share and conditioned on a minimum of 3 million shares being properly tendered (the “Offer”), which expired at 11:59 p.m., New York City time, on October 7, 2020.

Based on the count by Equiniti Trust Company, the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), a total of 10,552,160 shares were properly tendered and not properly withdrawn at $2.15 per share, including 86,461 shares that were tendered through notices of guaranteed delivery.

Due to the tender offer being oversubscribed, Marchex and Edenbrook Capital will accept for payment a total of 10 million shares properly tendered and not properly withdrawn at $2.15 per share, for a total purchase price of approximately $21.5 million in the aggregate. Of the shares to be accepted for payment, Marchex severally, and not jointly, will accept for payment a total of 5 million shares for a total purchase price of approximately $10.8 million, and Edenbrook Capital severally, and not jointly, will accept for payment a total of 5 million shares for a total purchase price of approximately $10.8 million. Based upon the count of shares tendered and shares accepted for payment, the proration factor for the tender offer was approximately 95%. The shares to be accepted for payment by Marchex and Edenbrook Capital represent in the aggregate approximately 25% of Marchex’s Class B common stock issued and outstanding prior to consummation of the Offer.

The Depositary and Paying Agent will promptly pay for the shares accepted for purchase by Marchex or Edenbrook Capital. To the extent shares tendered through notice of guaranteed delivery are not delivered within the prescribed settlement period, the proration factor may differ from the percentage shown above. After giving effect to the purchase of the shares to be accepted for payment, Marchex will have approximately 34.9 million shares of Class B common stock issued and outstanding.

Equiniti (US) Services LLC acted as information agent for the Offer. Any questions regarding the Offer may be directed to the information agent toll free at (833) 503-4130 or via email at marchexinfo@equiniti.com.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY.

Forward-Looking Statements

Certain statements included above contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included herein regarding the commencement, expiration or terms of the tender offer, the number of shares tendered, our strategy, future operations, future financial position, future revenues, other financial guidance, acquisitions, dispositions, projected costs, prospects, plans and objectives of management are forward-looking statements. Marchex may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Marchex makes due to a number of important factors including but not limited to product demand, order cancellations and delays, competition, changes in business strategy or development plans, and general economic and business conditions, as well as the continuing impact of the COVID-19 pandemic on the general economy, our customers and on our business, operations, employees and financial condition. These factors are described in greater detail in the “Risk Factors” section of Marchex’s most recent periodic report or registration statement filed with the SEC. All of the information provided herein is as of October 8, 2020 and Marchex undertakes no duty to update the information provided herein except as required by law.

About Marchex

Marchex understands the best customers are those who call your company – they convert faster, buy more, and churn less. Marchex provides solutions that help companies drive more calls, understand what happens on those calls, and convert more of those callers into customers. Our actionable intelligence strengthens the connection between companies and their customers, bridging the physical and digital world, to help brands maximize their marketing investments and operating efficiencies to acquire the best customers.

Please visit www.marchex.com, www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

About Edenbrook Capital

Edenbrook Capital, based in Mount Kisco, NY, takes a private equity approach to public markets, principally through concentrated, long-term investments in small and mid-cap companies.

Marchex, Inc.

Investor Relations

Trevor Caldwell, 206-331-3600

ir@marchex.com